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Exhibit 25.2

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE
PURSUANT TO SECTION 305(b)(2)    ☒

LASALLE BANK NATIONAL ASSOCIATION
(Exact name of trustee as specified in its charter)

36-0884183
(I.R.S. Employer
Identification No.)

135 South LaSalle Street, Chicago, Illinois 60603
(Address of principal executive offices) (Zip Code)

Guy Rounsaville
Executive Vice President
General Counsel
Telephone: (312) 904-5469
135 South LaSalle Street, Suite 925
Chicago, Illinois 60603
(Name, address and telephone number of agent for service)

Affiliated Managers Group, Inc.
(Exact name of obligor as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3218510 (I.R.S. Employer Identification No.)
600 Hale Street Prides Crossing, MA (Address of principal executive offices)	01965 (Zip Code)

5.15% Convertible Trust Preferred Securities
(Title of the securities)

ITEM 1.    GENERAL INFORMATION*

*
Pursuant to General Instruction B, the trustee has responded only to items 1, 2 and 16 of this form since to the best knowledge of the trustee the obligor is not in default under any indenture under which the trustee is a trustee.

        Furnish the following information as to the trustee:

  (a)
  Name and address of each examining or supervising authority to which it is subject.

  1.
  Comptroller of the Currency, Washington D.C.

  2.
  Federal Deposit Insurance Corporation, Washington, D.C.

  3.
  The Board of Governors of the Federal Reserve Systems, Washington, D.C.

  (b)
  Whether it is authorized to exercise corporate trust powers.

    Yes.

ITEM 2.    AFFILIATIONS WITH THE OBLIGOR.

        If the obligor is an affiliate of the trustee, describe each such affiliation.

        Not Applicable

ITEM 16.    LIST OF EXHIBITS.

        List below all exhibits filed as part of this statement of eligibility and qualification.

    1.
    A copy of the Articles of Association of LaSalle Bank National Association now in effect.

    2.
    A copy of the certificate of authority to commence business (incorporated herein by reference to Exhibit 2 filed with Form T-1 filed with the Current Report on Form 8-K, dated June 29, 2000, in File No. 333-61691).

    3.
    A copy of the authorization to exercise corporate trust powers (incorporated herein by reference to Exhibit 3 filed with Form T-1 filed with the Current Report on Form 8-K, dated June 29, 2000, in File No. 333-61691).

    4.
    A copy of the existing By-Laws of LaSalle Bank National Association.

    5.
    Not applicable.

    6.
    The consent of the trustee required by Section 321(b) of the Trust Indenture Act of 1939 (incorporated herein by reference to Exhibit 6 filed with Form T-1 filed with the Current Report on Form 8-K, dated June 29, 2000, in File No. 333-61691).

    7.
    A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

    8.
    Not applicable.

    9.
    Not applicable.

SIGNATURE

        Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, LaSalle Bank National Association, a corporation organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Chicago, State of Illinois, on the 12th day of December, 2007.

LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ SUZANNE SMITH Suzanne Smith First Vice President

EXHIBIT 1

ARTICLES OF ASSOCIATION
OF
LASALLE BANK NATIONAL ASSOCIATION

        As amended and restated, effective October 1, 2007

AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
LASALLE BANK NATIONAL ASSOCIATION

Charter Number 14362

        FIRST.    The title of this Association shall be LaSalle Bank National Association.

        SECOND.    The main office of the Association shall be in the City of Chicago, County of Cook and State of Illinois. The general business of the Association shall be conducted at its main office and its branches.

        THIRD.    The board of directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders. Each director shall own common or preferred stock of the Association or of a holding company owning the Association in an amount sufficient to satisfy the applicable requirements of the national banking laws, regulations and rules in effect from time to time.

        Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors to a number which: (1) exceeds by more than two the number of directors last elected by shareholders where the number was fifteen or less; and (2) exceeds by more than four the number of directors last elected by shareholders where the number was sixteen or more, but in no event shall the number of directs exceed twenty-five.

        Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

        Despite the expiration of a director's term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

        FOURTH.    There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the Bylaws. If no election is held on the day fixed, an election may be held on any subsequent day within sixty days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding.

        In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

        A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

        A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

        FIFTH.    The authorized amount of capital stock of this Association shall be (i) 8,000,000 shares of common stock with a par value of Ten Dollars ($10) per share ("Common Stock"), and (ii) 500,000 shares of Class C preferred stock with a par value $1,000 per share ("Class C Preferred Stock"). Said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

        No holders of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock, whether now or hereinafter authorized, or to any obligations convertible into stock of the association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such prices as the Board of Directors may from time to time fix.

        The association, at any time and from time to time, may authorize and issue debt obligations whether or not subordinated, without the approval of the shareholders.

        I.     The designations, powers, preferences and rights of the Class C Preferred Stock are as follows:

          (a)   Designation; Par Value; Number of Shares.

              (i)  The designation of such series of Preferred Stock shall be "Class C Preferred Stock (hereinafter referred to as the "Class C Preferred Stock") and the number of authorized shares constituting the Class C Preferred Stock is Five Hundred Thousand (500,000). No fractional shares of Class C Preferred Stock shall be issued. The Class C Preferred Stock shall be deemed a separate class of Preferred Stock apart from any other series of Preferred Stock.

             (ii)  The Class C Preferred Stock shall have a par value of One Thousand Dollars ($1,000.00) per share.

            (iii)  Any shares of Class C Preferred Stock which at any time have been redeemed by the Bank shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

          (b)   Dividends.

              (i)

               1.  Holders of shares of Class C Preferred Stock shall be entitled to receive noncumulative cash dividends, payable quarterly in arrears, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, from the date of original issuance of such shares to and including December 15, 2001 and for each dividend period commencing on December 15, 2001 and on each March 15, June 15, September 15 and December 15 thereafter and ending on and including the day next preceding the first day of the next dividend period (being hereinafter referred to as a "Dividend Period") at a variable rate equal to 65% of Three-Month LIBOR plus 25 basis points (.25%) reset quarterly in perpetuity.

            "Three-Month LIBOR" for any Dividend Period means the rate for deposits in U.S. dollars having a term of three months, commencing on the first day of such Dividend Period (a "Reset Date"), which appears on Page 3750 on Bridge Telerate Inc. or any successor page (the "Telerate LIBOR Page") at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date. If such rate does not appear on the Telerate LIBOR Page, the rate for such Reset Date will mean the rate at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the "Reference Banks") at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in a representative amount. The Bank and its agents will request the principal London office of each of the Reference Banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for such Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Bank or its agents, at approximately 11:00 a.m., New York City time, on such Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on such Reset Date and in a representative amount.

            2.     Dividends as provided for in this Section (b) shall accrue from the date of original issuance and shall be payable when, as and if declared by the Board of Directors, or a duly authorized committee thereof, out of funds legally available therefor, quarterly in arrears on each March 15, June 15, September 15 and December 15 in each year, commencing December 15, 2001 (each, a "Dividend Payment Date"), to the holders of record on such respective dates. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend that is not paid when it accrues.

             (ii)  Dividends on shares of Class C Preferred Stock shall be noncumulative so that if a dividend on the shares of Class C Preferred Stock with respect to any Dividend Period is not declared by the Board of Directors, or any duly authorized committee thereof, then the Bank shall have no obligation at any time to pay a dividend on the shares of Class C Preferred Stock in respect of such Dividend Period. Holders of the shares of Class C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the noncumulative dividends declared by the Board of Directors, or a duly authorized committee thereof, as set forth herein. Notwithstanding anything contained herein to the contrary, if a dividend on any shares of Class C Preferred Stock is not declared by the Board of Directors, or any duly authorized committee thereof, no adjustments thereon shall be payable for such Dividend Period.

            (iii)  No full dividends shall be declared or paid or set apart for payment on any share of any series of Preferred Stock or any share of any other class of stock, or series thereof, in any such case ranking on a parity with or junior to the Class C Preferred Stock as to dividends, unless full dividends for the then current Dividend Period on the Class C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon the Class C Preferred Stock and any other series of Preferred Stock or any other class of stock, or series thereof, in any such case ranking on a parity with the Class C Preferred Stock as to dividends, in any such case all dividends declared upon the Class C Preferred Stock and such other series or class of stock shall be declared pro rata so that the amount of dividends declared per share on the Class C Preferred Stock and such other series or class of stock shall in all cases bear the same ratio that accrued dividends per share (which in the case of the Class C Preferred Stock shall not include any accumulation in respect of undeclared or unpaid dividends for prior Dividend Periods unless previously declared and without interest) on the Class C Preferred Stock and on such other series or class of stock bear to each other.

            (iv)  So long as any shares of Class C Preferred Stock shall be outstanding, unless full dividends on all outstanding shares of Class C Preferred Stock shall have been declared and paid or set apart for payment for the immediately preceding Dividend Period and except as provided in Section (b)(iii), (i) no dividend (other than a dividend in Common Stock or in any other stock of the Bank ranking junior to the Class C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid or set aside for payment, or other distribution declared or made, on the Common Stock or on any other stock ranking junior to or on a parity with Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, and (ii) no shares of Common Stock or shares of any other stock of the Bank ranking junior to or on a parity with Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Bank or any subsidiary of the Bank (nor shall any moneys be paid to or made available for a sinking or other fund for the redemption, purchase or other acquisition of any shares of any such stock), other than by conversion into or exchange for Common Stock or any other stock of the Bank ranking junior to Class C Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up.

          (c)   Redemption.

              (i)  Issued and outstanding shares of Class C Preferred Stock are not redeemable prior to December 15, 2006. On and after such date, the shares of the Class C Preferred Stock will be redeemable at the option of the Bank, in whole or in part, at any time or from time to time on not more than 60 days' notice at $1,000 per share plus an amount equal to accrued and unpaid dividends for the then-current Dividend Period, if declared (without accumulation of any unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption; provided, however, that in the case of a redemption in part, no holder's shares shall be redeemed if after giving effect to such redemption such holder would hold fewer than 250 shares of Class C Preferred Stock. Redemptions of the Class C Preferred Stock shall be in aggregate increments of $250,000.

             (ii)

            1.     In the event the Bank shall redeem shares of Class C Preferred Stock, notice of such redemption shall be given by first-class mail, postage prepaid, mailed not more than 60 days prior to the date fixed for redemption, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Bank. Each such notice shall state: (A) the date fixed for redemption; (B) the number of shares of Class C Preferred Stock to be redeemed and, if less than all of the shares of Class C Preferred Stock held by such holder are to be redeemed, the number of such shares (and the certificate numbers of such shares) to be redeemed from such holder; (C) the redemption price (specifying the amount of accrued and unpaid dividends to be included therein) and the manner in which such redemption price is to be paid and delivered; (D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (E) that dividends on the shares to be redeemed will cease to accrue as of the date fixed for redemption; and (F) the provision hereunder pursuant to which such redemption is being made. No defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings, and the failure to give notice to any holder of shares of Class C Preferred Stock to be so redeemed shall not affect the validity of the notice given to the other holders of shares of Class C Preferred Stock to be so redeemed.

            2.     Notice having been so mailed as aforesaid, from and after the date fixed for redemption (unless default shall be made by the Bank in providing funds for the payment of the redemption price), dividends shall cease to accumulate on the shares of Class C Preferred Stock (except the right to receive from the Bank the redemption price against delivery of such shares, but without interest), and such shares shall no longer be deemed to be outstanding. The Bank's obligation to provide funds in accordance with the preceding sentence shall be deemed fulfilled if, on or before 12:00 noon, Chicago time, on the date fixed for redemption, the Bank shall either set aside adequate funds to effect such redemption or deposit such funds with any bank or trust company organized and in good standing under the laws of the United

    States and the State of Delaware that was named in the notice of redemption, with instructions that such funds be distributed to the respective holders of shares of the Class C Preferred Stock to be redeemed on endorsement and surrender of their certificates.

            3.     If such notice of redemption shall have been duly mailed and if on or before the redemption date specified therein the funds necessary for such redemption shall have been set aside or deposited by the Bank for the pro rata benefit of the holders of the shares of Class C Preferred Stock called for redemption, then, notwithstanding that any certificate for shares of Class C Preferred Stock so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares of Class C Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares of Class C Preferred Stock shall forthwith cease and terminate, except for the right of the holders thereof to receive the redemption price from the Bank at any time after the time the funds were deposited or set aside by the Bank, without any interest thereon.

            4.     Any interest accrued on funds set aside or deposited by the Bank in connection with any redemption of shares of Class C Preferred Stock shall be paid to the Bank from time to time and the holders of any such shares to be redeemed with such money shall have no claim to any such interest. Any funds set aside or deposited by the Bank and unclaimed at the end of two years from any redemption date shall be repaid or released to the Bank, after which the holder or holders of shares of Class C Preferred Stock so called for redemption shall look only to the Bank for payment of the redemption price, without any interest thereon.

            (iii)  Upon surrender in accordance with such notice of the certificate for any shares to be redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Bank at the applicable redemption price. If less than all the outstanding shares of Class C Preferred Stock are to be redeemed, such shares shall be redeemed on a pro rata basis (with adjustments to eliminate fractions).

            (iv)  In no event shall the Bank redeem less than all the outstanding shares of Class C Preferred Stock unless dividends for the then-current Dividend Period (without accumulation of any accrued and unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for redemption shall have been declared and paid or set apart for payment on all outstanding shares of Class C Preferred Stock; provided, however, that the foregoing shall not prevent, if otherwise permitted, the purchase or acquisition by the Bank of shares of Class C Preferred Stock pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Class C Preferred Stock and mailed to the holders of record of all such outstanding shares at such holders' addresses as the same appear on the books of the Bank; and provided further that if some, but less than all, of the shares of Class C Preferred Stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of shares so to be purchased or otherwise acquired by the Bank, the shares of Class C Preferred Stock so tendered shall be purchased or otherwise acquired by the Bank on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares duly tendered by each holder so tendering shares of Class C Preferred Stock for such purchase or exchange.

            (v)   Notwithstanding anything contained herein to the contrary, any optional redemption of shares of Class C Preferred Stock will be subject to the approval of the Office of the Comptroller of the Currency unless at such time its approval is not required.

          (d)    Liquidation Preference.

            (i)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of shares of Class C Preferred Stock shall be entitled to receive out of the assets of the Bank available for distribution to stockholders, before any distribution of assets shall be made to the holders of shares of Common Stock or of any other class or series of stock ranking junior to the Class C Preferred Stock as to such a distribution, an amount equal to $1,000.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) for the then-current Dividend Period (without accumulation of any accrued and unpaid dividends for prior Dividend Periods, unless previously declared and without interest) to the date fixed for payment of such distribution.

            (ii)   If upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the amounts payable with respect to shares of Class C Preferred Stock and shares of any other class or series of stock of the Bank ranking on a parity with the Class C Preferred Stock as to any such distribution are not paid in full, the holders of shares of Class C Preferred Stock and the holders of shares of such other class or series of stock shall share ratably in any such distribution of assets of the Bank in proportion to the respective full preferential amounts to which they are entitled.

            (iii)  After payment to the holders of shares of Class C Preferred Stock of the full preferential amounts provided for in this Section (d), the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Bank.

            (iv)  The consolidation or merger of the Bank with or into any other corporation or corporations, or the sale, lease or conveyance of all or substantially all the assets of the Bank,

    whether for cash, shares of stock, securities or properties, shall not be regarded as a liquidation, dissolution or winding up of the Bank within the meaning of this Section (d).

          (e)    Conversion and Exchange.    The holders of shares of Class C Preferred Stock shall not have any rights to convert such shares into or to exchange such shares for shares of Common Stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of capital stock (or any other security) of the Bank.

          (f)    Voting Rights.

            (i)    Holders of shares of Class C Preferred Stock shall have no voting rights, either general or special, except as expressly provided by applicable law or as specified in this Section (f).

            (ii)   So long as any shares of Class C Preferred Stock remain outstanding, without the consent of the holders of shares entitled to cast at least a majority of the votes entitled to be cast by the holders of the total number of shares of Class C Preferred Stock then outstanding, voting as a class, with the holders of shares of Class C Preferred Stock being entitled to cast one vote per share thereon (based on a liquidation preference of $1,000.00 per share), the Bank may not alter or change the provisions of the Articles of Association, as amended from time to time, or the By-laws of the Bank so as to adversely affect the voting power, preferences or special rights of the holders of shares of Class C Preferred Stock or such other series of Preferred Stock; provided, however, that if any such alteration or change would adversely affect the voting power, preferences or special rights of only the shares of Class C Preferred Stock, then such alteration or change may be effected only with the consent of at least two-thirds of the holders of shares of Class C Preferred Stock then outstanding; and, provided, further, that an increase in the authorized amount of Preferred Stock or the creation of any class or series of stock ranking on parity with or junior to the shares of Class C Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution or winding up shall not be deemed to adversely affect the voting power, preferences or special rights of the holders of shares of Class C Preferred Stock. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such voting would otherwise be required occurs, all outstanding shares of Class C Preferred Stock shall have been (x) redeemed or called for redemption and sufficient funds shall have been set aside or deposited by the Bank to effect such redemption in accordance with Section (c)(ii)(2) or (c)(ii)(3) hereof, or (y) purchased or otherwise acquired and canceled.

          (g)    Priority as to Certain Distributions.    As a series of Preferred Stock, the shares of Class C Preferred Stock shall be entitled to such rights and priorities, and subject to such limitations, as to dividends as are set forth in these resolutions and in the Articles of Association.

          (h)    Sinking Fund.    No sinking fund shall be provided for the purchase or redemption of shares of the Class C Preferred Stock.

          (i)    Ranking.    For purposes hereof, any class or series of stock of the Bank shall be deemed to rank:

            (i)    prior to the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class C Preferred Stock;

            (ii)   on a parity with the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, Dividend

    Payment Dates, redemption prices or liquidation preferences per share thereof are different from those of the Class C Preferred Stock, if the holders of such class or series of stock and of the Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority to the holders of Class C Preferred Stock; and

            (iii)  junior to the Class C Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of the Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series.

          (j)    Exclusion of Other Rights.    Unless otherwise required by law, shares of Class C Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

          (k)    Notices.    All notices or communications relative to the Class C Preferred Stock, unless otherwise specified in the By-laws of the Bank, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

          (l)    Miscellaneous.    The Board of Directors may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed and if such inconsistency or ambiguity reflects an inaccurate provision hereof, the Board of Directors may, in appropriate circumstances, authorize the filing of a Certificate of Correction pursuant to applicable law.

          (m)    Change in Number of Shares.    Unless otherwise provided in the Articles of Association and subject to applicable law, the Board of Directors may increase or decrease the number of shares of this Series of Preferred Stock subsequent to the issuance of shares of this series, but not below the number of shares of Class C Preferred Stock then outstanding.

          (n)    Unit Restrictions.    The shares of Class C Preferred Stock shall be offered in units consisting of at least 250 shares (minimum $250,000 aggregate liquidation preference). In no event may fewer than all of a holder's shares be transferred unless thereafter such holder retains, and each transferee holds, at least 250 shares of Class C Preferred Stock.

          (o)    Captions.    The captions and headings set forth in these designations, powers, preferences and rights of the Class C Preferred Stock are for convenience of reference only and are not a part of, nor shall they affect the interpretation or construction of, these Articles.

        SIXTH.    The board of directors shall appoint one of its members president of this Association, and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors' and shareholders' meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the Bylaws.

        SEVENTH.    The board of directors shall have the power to:

        (1)   Define the duties of the officers, employees and agents of the Association.

        (2)   Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association.

        (3)   Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

        (4)   Dismiss officers and employees.

        (5)   Require bonds from officers and employees and to fix the penalty thereof.

        (6)   Ratify written policies authorized by the Association's management or committees of the board.

        (7)   Regulate the manner in which any increase or decrease of the capital of the Association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

        (8)   Manage and administer the business and affairs of the Association.

        (9)   Adopt initial bylaws, not inconsistent with law or the articles of association, for managing the business and regulating the affairs of the association.

        (10) Amend or repeal bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders.

        (11) Make contracts.

        (12) Generally to perform all acts that are legal for a board of directors to perform.

        Any and all of these functions may be carried out by officers, employees, or agents of the Association and the delegation of the performance of the board of directors' duties shall be considered authorized when the action taken by the officers, employees, or agents of the Association is in accordance with the provisions of the bylaws of the Association, the directives of the board of directors, or the powers and duties incumbent in any position held by the officers, employees, or agents.

        EIGHTH.    The board of directors shall have the power to change the location of the main office to any other place within the limits of Chicago, Illinois, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the Association to any other location permitted under applicable law, without the approval of the shareholders subject to approval by the Office of the Comptroller of the Currency.

        NINTH.    The corporate existence of this Association shall continue until terminated according to the laws of the United States.

        TENTH.    These Articles of Association may be amended by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. Although prior approval by the board of directors is not necessary prior to consideration by shareholders, the Association's board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

Effective October 1, 2007

EXHIBIT 4

BYLAWS
OF
LASALLE BANK NATIONAL ASSOCIATION

As amended and restated on October 1, 2007

As amended and restated October, 1 2007

BYLAWS
OF
LASALLE BANK NATIONAL ASSOCIATION

ARTICLE I

SHAREHOLDERS

        Section 1.1.    Shareholders' Meetings.    The regular annual meeting of the shareholders of this association for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at the main banking office of LaSalle Bank National Association (the "Association") or any other convenient place the Board of Directors may designate, on such date as may be designated by the Board of Directors. Special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary, and may be held at such time and place as set out in a notice of meeting.

        Section 1.2.    Consent in Lieu of Meeting of Shareholders.    Except as otherwise required by applicable laws and regulations, any action that may be taken at the annual meeting or any special meeting of the shareholders may also be taken without a meeting if a written consent to the action is signed by all of the persons who would be entitled to vote thereon and is filed with the Secretary of the Association as part of the corporate records.

ARTICLE II

DIRECTORS

        Section 2.1.    General Powers.    The business and affairs of the Association shall be managed and administered under the direction of its Board of Directors.

        Section 2.2.    Number.    The Board of Directors shall consist of not less than five or more than twenty-five shareholders of the Association or of any company which has control over the Association, the exact number within such minimum and maximum limits to be determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders.

        Section 2.3.    Qualifications.    Each director of the Association, unless otherwise permitted under the laws of the United States, must be a citizen of the United States during the director's entire term of service. Each director must own, in the director's own right and throughout the term of office, capital stock in the Association or in a company that has control of the Association, in such amounts as required by applicable statute or regulation.

        Section 2.4.    Nominations.    Nominations for election to the Board of' Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors.

        Section 2.5.    Oath and Tenure.    Each person appointed or elected a director of the Association must take the oath of such office in the form prescribed by the Comptroller of the Currency. No person elected or appointed a director of the Association shall exercise the functions of such office until that person has taken such oath. Each director of the Association shall hold office until his or her successor is elected and qualified at the next annual meeting of shareholders or until his or her earlier resignation or removal.

        Section 2.6.    Regular Meetings.    As soon after each annual election by the shareholders as practicable, the directors shall meet for the purposes of taking their oath of office, organizing the new

Board of Directors, appointing officers and transacting such other business as may come before the meeting. The Board of Directors may hold regular meetings at such time and place as the Board may from time to time determine. Regular meetings may be held without notice.

        Section 2.7.    Special Meetings.    Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or any three (3) or more directors. Unless waived, each member of the Board of Directors shall be given notice by telephone or in person, or in writing by telegram, facsimile transmission, hand delivery, courier service, first-class mail, certified mail, express mail, email or other electronic means, stating the time and place of each special meeting.

        Section 2.8.    Quorum.    A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board of Directors following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained. Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors shall decide each matter considered.

        Section 2.9.    Vacancies.    Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by action of the sole shareholder or by the affirmative vote of a majority of the remaining directors.

        Section 2.10.    Consent in Lieu of Meeting of Directors.    Except as otherwise required by applicable laws and regulations, any action that may be taken at a meeting of the Board of Directors may also be taken without a meeting if a written consent to the action is signed by all the directors and is filed with the Secretary of the Association as part of the corporate records.

ARTICLE III

COMMITTEES OF THE BOARD

        Section 3.1.    Committees.    Except for those duties that by law or regulation must be performed by at least a majority of the full Board of Directors, the performance of such duties as the Board deems appropriate may be assigned to one or more committees. Each committee shall have the authority of the Board of Directors to the full extent provided in these Bylaws or in such other instrument used from time to time by the Board to establish the committee. Membership of each committee shall be established from time to time by the Board of Directors.

        Section 3.2.    Notice.    Unless a committee shall provide otherwise, it shall not be necessary to give notice of any of its regular meetings. Special meetings may be held on call of the Chairman of the Board, the President, or the chairman of the committee in such manner as provided in these Bylaws for calling special meetings of the Board of Directors.

        Section 3.3.    Executive Committee.    There shall be a standing committee of the Association to be known as the Executive Committee, consisting of such directors as may be appointed by the Board of Directors. During such time as the Board of Directors may not be in session, the Executive Committee shall possess and exercise all the powers of the Board of Directors in the management of the business and affairs of the Association, except as limited by applicable law. The Executive Committee shall keep minutes of all its meetings and shall report its action at the next regular meeting of the Board of Directors.

        Section 3.4.    Examining Committee.    The Audit Committee of Bank of America Corporation shall be the Examining Committee of the Association and shall have full and complete authority to act for and on behalf of this Association in the exercise of the authority granted to it by these Bylaws and the Bylaws and the Board of Directors of Bank of America Corporation. The Examining Committee

shall review at least semi-annually the work of the audit staff and credit review staff and shall require appropriate reports to be prepared. Such reports shall set forth in detail the scope of the audits performed by the audit staff and the work performed by the credit review staff, and the Examining Committee shall require that the programs and work performed be of sufficient scope and detail to protect against improper and unsound practices and to furnish adequate protection of all Association assets and records. The Examining Committee is also authorized to review and sign regulatory reports on behalf of the Board. The results of such reviews shall be reported to the Board.

  The audit program shall include a suitable examination of the fiduciary activities of the Association. The Committee shall cause suitable audits to be made of the fiduciary activities by auditors responsible only to the Board at least once during each calendar year and within fifteen months of the last audit, or the Committee may institute a continuous audit system. The auditors shall also during their examination ascertain whether the department has been administered in accordance with applicable regulations of the Comptroller of the Currency.

  The audit and credit review programs of the Association shall give due credence to all other requirements applicable under Federal regulations and such programs shall be broad enough in scope to enable the Examining Committee to ascertain that the Association is in a sound and solvent condition.

        Section 3.5.    Other Committees.    The Board of Directors may appoint, from time to time, other committees, for such purposes and with such powers as the Board of Directors may determine.

        Section 3.6.    Consent in Lieu of Meeting of Committees.    Except as otherwise required by applicable laws and regulations, any action that may be taken at a meeting of a committee of the Board of Directors may be also be taken without a meeting in accordance with the procedures applicable to actions taken by the full Board of Directors.

ARTICLE IV

OFFICERS AND EMPLOYEES

        Section 4.1.    Number.    The officers of the Association may include a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Chairmen, one or more Division Presidents, one or more Managing Directors, one or more Principals, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as the Board of Directors may elect, or provide for the appointment of, in order to conduct the business and affairs of the Association.

        Section 4.2.    Election of Officers.    The officers of the Association shall be elected or appointed annually at the first meeting of the Board of Directors held after each annual meeting of the shareholders in accordance with Section 2.6 of Article II of these Bylaws, or as soon thereafter as is practicable. In addition, other elections or appointment of officers may be held at such other times as may be appropriate by or under authority of the Board of Directors. All officers shall serve at the pleasure of the Board of Directors, and the Board of Directors may remove any officer at any time with or without cause.

        Section 4.3.    Chairman of the Board.    The Board of Directors shall designate one of its members to be Chairman of the Board. Such person shall supervise the carrying out of the policies adopted or approved by the Board of Directors and shall have general executive powers, as well as the specific powers conferred by these Bylaws, and shall perform such other duties as may be conferred or assigned by the Board of Directors. The Chairman of the Board shall preside at meetings of the Board of Directors.

        Section 4.4.    Chief Executive Officer.    The Chief Executive Officer, who shall be a member of the Board of Directors, shall be the primary executive officer of the Association and shall have general executive powers and may exercise those powers and carry out the duties of the office of the Chief Executive Officer to the full extent permitted by law. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the Board of Directors.

        Section 4.5.    President.    The President, who shall be a member of the Board of Directors, shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board of Directors. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at meetings of the Board of Directors.

        Section 4.6.    Vice Chairmen and Division Presidents.    The Board of Directors may appoint one or more Vice Chairmen and one or more Presidents of divisions of the Association. Each Vice Chairman and each Division President shall have such duties and authorities as may be prescribed by the Board of Directors or by the officer to whom such Vice Chairman or Division President reports.

        Section 4.7.    Managing Directors, Principals and Vice Presidents.    The Board of Directors may appoint one or more Managing Directors, one or more Principals, and one or more Vice Presidents. Categories of Vice Presidents may include, but are not limited to, Group Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, and Assistant Vice Presidents. The Board of Directors may create categories of Managing Directors or Principals. Each Managing Director, each Principal, and each Vice President shall have such duties and authorities as may be prescribed by the Board of Directors or by the officer to whom such Managing Director, Principal or Vice President reports.

        Section 4.8.    Secretary.    The Secretary of the Association shall be Secretary of the Board of Directors and shall be responsible for the minute books of the Association. The Secretary shall be custodian of the corporate seal, records, documents and papers of the Association; shall provide for the keeping of reports of the Board of Directors and committees of the Association; may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of Secretary or imposed by these Bylaws; and shall also perform such other duties as may conferred or assigned from time to time by the Board of Directors. The duties of the Secretary may be performed by any Assistant Secretary.

        Section 4.9.    Other Officers.    Each officer of the Association shall have such powers and duties as may be conferred or assigned from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, or officers authorized by any one of them. Officers may hold more than one officer position at any given time as permitted by law.

        Section 4.10.    Salaries.    The salaries of the officers shall be fixed from time to time by the Board of Directors or under delegated authority of the Board, and no officer shall be prevented from receiving such salary by reason of the fact that the officer is also a director of the Association.

        Section 4.11.    Employees Other Than Officers.    The Board of Directors may delegate others to appoint agents and employees other than officers, define their duties, fix their compensation and dismiss them.

ARTICLE V

MISCELLANEOUS PROVISIONS

        Section 5.1.    Fiscal Year.    The fiscal year of the Association shall be the calendar year.

        Section 5.2.    Execution of Instruments.    All agreements, indentures, mortgages, deeds, conveyances, transfers, contracts, checks, notes, drafts, loan documents, letters of credit, guarantees, master agreements, swap agreements, security and pledge agreements, guarantees of signatures, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, powers of attorney, and other instruments or documents may be signed, executed, acknowledged, verified, attested, delivered or accepted on behalf of the Association by the Chairman of the Board, the President, any Vice Chairman of the Board, any Division President, any Managing Director, any Principal, any Vice President, any Assistant Vice President, or any individual who is listed on the Association's personnel records in a position equal to any of the aforementioned officer positions, or such other officers, employees or agents as the Board of Directors or any of such designated officers or individuals may direct. The provisions of this Section 5.2 are supplementary to any other provision of these Bylaws and shall not be construed to authorize execution of instruments otherwise dictated by law.

        Section 5.3.    Shares of Other Corporations.    The Chairman of the Board, the Chief Executive Officer, the President, any Vice Chairman, any Division President, the Secretary, or such other officers, employees or agents as the Board of Directors or such designated officers may direct, are authorized to vote, represent and exercise on behalf of the Association all rights incident to any and all shares of stock or other ownership interests in any other corporations, associations, limited liability companies, partnerships, or other entities standing in the name of the Association. The authority herein granted to vote or represent on behalf of the Association any and all ownership interests held by the Association may be exercised either by the individuals in person or by any duly executed proxy or power of attorney.

        Section 5.4.    Electronic Meetings.    Subject to the provisions required or permitted by these Bylaws or the Articles of Association of the Association for notice of meetings, shareholders, members of the Board of Directors, or members of any committee designated by such Board, may participate in and hold a meeting of such shareholders, Board of Directors, or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear or otherwise communicate with each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        Section 5.5.    Waiver of Notice.    Unless otherwise provided by the laws of the United States, any meeting of the shareholders, Board of Directors, or any committee designated by the Board of Directors may be held at any time and without notice if the shareholders, directors, or committee members shall waive notice of the time, place and purpose of any such meeting. Attendance at a meeting shall constitute a waiver of notice.

        Section 5.6.    Seal and Attestation.    Any officer of the Association is empowered to affix the corporate seal on all documents, and may attest the signature of any person executing an instrument on behalf of the Association. In the execution on behalf of the Association of any instrument, document, writing, notice or paper, it shall not be necessary to affix the corporate seal of the Association thereon, and any such instrument, document, writing, notice or paper when executed without the seal shall be of the same force and effect and as binding on the Association as if the corporate seal had been affixed thereon in each instance.

        Section 5.7.    Governing Law.    To the extent not inconsistent with applicable Federal banking statutes and regulations, or bank safety and soundness, the Association shall follow the laws of the State of Delaware for its corporate governance procedures.

ARTICLE VI

BYLAWS

        Section 6.1.    Inspection.    A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Association and shall be open for inspection during bank hours to its sole shareholder.

        Section 6.2.    Amendments.    These Bylaws may be amended upon vote of a majority of the entire Board of Directors at any meeting of the Board or by vote of the Association's sole shareholder. No amendment may be made unless the Bylaws, as amended, are consistent with the requirement of the laws of the United States and of the Articles of Association of the Association.

ARTICLE VII

CAPITAL STOCK

        Section 7.1.    Shares.    Shares of stock of the Association may but need not be represented by certificates. When shares are represented by certificates, the certificates shall be signed by, or shall bear the facsimile signature of, the Chairman of the Board or the President, and the Secretary or an Assistant Secretary of the Association.

        Section 7.2.    Transfers.    The Association shall keep a set of records containing the number and class or series of shares held by its sole shareholder.

Adopted October 1, 2007

EXHIBIT 7

REPORT OF CONDITION
OF THE TRUSTEE

LaSalle Bank N.A.	Call Date: 9/30/2007	ST-BK: 17-1520	FFIEC	031
135 South LaSalle Street			Page	RC-1
Chicago, IL 60603	Vendor ID: D	CERT: 15407	11
Transit Number: 71000505

Consolidated Report of Condition for Insured Commercial and
State-Chartered Savings Banks for September 30, 2007

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

Dollar Amounts in Thousands
ASSETS
1.	Cash and balances due from depository institutions (from Schedule RC-A):		RCFD
	a.	Noninterest-bearing balances and currency and coin(1)	0081	1,812,158	1.a
	b.	Interest-bearing balances(2)	0071	15,495	1.b
2.	Securities:
	a.	Held-to-maturity securities (from Schedule RC-B, column A)	1754	37,837	2.a
	b.	Available-for-sale securities (from Schedule RC-B, column D)	1773	19,824,445	2.b
3.	Federal funds sold and securities purchased under agreements to resell
	a.	Federal funds sold in domestic offices	B987	524,025	3.a
	b.	Securities purchased under agreements to resell(3)	B989	23,650	3.b
4.	Loans and lease financing receivables (from schedule RC-C)
	a.	Loans and leases held for sale	5369	4,138,028	4.a
	b.	Loans and leases, net of unearned income B528 43,559,488
	c.	LESS: Allowance for loan and lease losses 3123 652,437			4.c
	d.	Loans and leases, net of unearned income, allowance, and reserve (item 4.a minus 4.b and 4.c)	B529	42,907,051	4.d
5.	Trading assets (from Schedule RC-D)		3545	371,159	5.
6.	Premises and fixed assets (including capitalized leases)		2145	222,013	6.
7.	Other real estate owned (from Schedule RC-M)		2150	10,964	7.
8.	Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)		2130	0	8.
9.	Not applicable
10.	Intangible assets (from Schedule RC-M)
	a.	Goodwill	3163	165,070	10.a
	b.	Other Intangible assets	0426	0	10.b
11.	Other assets (from Schedule RC-F)		2160	3,104,995	11.
12.	Total assets (sum of items 1 through 11)		2170	73,156,890	12.

(1)
Includes cash items in process of collection and unposted debits.
(2)
Includes time certificates of deposit not held for trading.
(3)
Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

LaSalle Bank N.A.	Call Date: 9/30/2007	ST-BK: 17-1520	FFIEC	031
135 South LaSalle Street			Page	RC-1
Chicago, IL 60603	Vendor ID: D	CERT: 15407	11
Transit Number: 71000505

Schedule RC—Continued

Dollar Amounts in Thousands
LIABILITIES
13.	Deposits:
	a.	In domestic offices (sum of totals of			RCON
		columns A and C from Schedule RC-E, part I)			2200	36,249,373	13.a
			RCON
		(1) Noninterest-bearing(1)	6631	10,515,340			13.a.1
		(2) Interest-bearing	6636	25,734,033			13.a.2
					RCFN
	b.	In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)			2200	11,964,711	13.b
			RCFN
		(1) Noninterest-bearing	6631	0			13.b.1
		(2) Interest-bearing	6636	11,964,711			13.b.2
					RCON
14.	Federal funds purchased and securities sold under agreements to repurchase:
	a.	Federal funds purchased in domestic offices(2)			B993	3,099,821	14.a
					RCFD
	b.	Securities sold under agreements to repurchase(3)			B995	1,807,292	14.b
15.	Trading liabilities (from Schedule RC-D)				3548	360,262	15
16.	Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases): From schedule RC-M				3190	11,141,569	16
17.	Not applicable
18.	Not applicable
19.	Subordinated notes and debentures(4)				3200	0	19.
20.	Other liabilities (from Schedule RC-G)				2930	1,293,870	20.
21.	Total liabilities (sum of items 13 through 20)				2948	65,916,898	21.
22.	Minority Interest in consolidated subsidiaries				3000	59,507	22.
EQUITY CAPITAL
					RCFD
23.	Perpetual preferred stock and related surplus				3838	500,000	23.
24.	Common stock				3230	41,234	24.
25.	Surplus (exclude all surplus related to preferred stock)				3839	2,550,375	25.
26.	a.	Retained Earnings			3632	4,069,127	26.a
	b.	Accumulated Other Comprehensive income(5)			B530	19,749	26.b
27.	Other Equity capital components(6)				3284	0	27.
28.	Total equity capital (sum of items 23 through 27)				3210	7,180,485	28.
29.	Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)				3300	73,156,890	29.
Memorandum
To be reported only with the March Report of Condition.
	1.	Indicate in the box at the right the number of the statement below that best describes the most	RCFD	Number
		comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2001	6724	N/A	M.1
1	=	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank
2	=	Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)
3	=	Attestation on bank managements assertion on the effectiveness of the auditors with generally accepted auditing standards by a certified public accounting firm
4	=	Directors' examination of the bank conducted in accordance with generally acc (may be required by state chartering authority)
5	=	Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)
6	=	Review of the bank's financial statements by external auditors
7	=	Compilation of the bank's financial statements by external auditors
8	=	Other audit procedures (excluding tax preparation work)
9	=	No external audit work

(1)
Includes total demand deposits and noninterest-bearing time and savings deposits.
(2)
Report overnight Federal Home Loan Bank advances in Schedule RC, item 16 "other borrowed money."
(3)
Includes all securities repurchased agreements in domestic and foreign offices, regardless of maturity.
(4)
Includes limited-life preferred stock and related surplus.
(5)
Includes net unrealized holding gains(losses) on available for sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.
(6)
Includes treasury stock and unearned Employee Stock Ownership plan shares.

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Exhibit 25.2
SIGNATURE
AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF LASALLE BANK NATIONAL ASSOCIATION